Exhibit 99.1

Cellectar Biosciences to Present at the LD Micro Invitational Conference

Madison, Wisc., (May 30, 2017) -- Cellectar Biosciences (Nasdaq: CLRB), an oncology-focused biotechnology company, today announced that it will be presenting at the 7th annual LD Micro Invitational on Tuesday, June 6 at 12:00 Noon PT/3:00 PM ET. Jim Caruso, president and CEO of Cellectar, will present the company and meet with investors.

The LD Micro Invitational conference will be held at the Luxe Sunset Bel Air Hotel in Los Angeles and will feature 180 companies in the small/micro-cap space.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company has initiated a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

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Contact:

Jules Abraham

JQA Partners, Inc.
917-885-7378

jabraham@jqapartners.com